Exhibit 99.5

Name(s) listed in Section 9 on other Stock Order Forms Number of shares ordered For Internal Use Only BATCH # ORDER # CATEGORY # REC’D O C ORDER DEADLINE & DELIVERY: An original Stock Order Form, properly completed and with full payment, must be received (not postmarked) before 2:00 p.m., Eastern time, on xxxxxx xx, 2020. Subscription rights will become void after the deadline. Stock Order Forms can be delivered by using the enclosed Stock Order Reply Envelope, by overnight delivery to the Stock Information Center address on this form, or by hand-delivery to Generations Bank's executive office located at 20 East Bayard Street, Seneca Falls, New York. Hand-delivered Stock Order Forms will only be accepted at this location. We will not accept Stock Order Forms at our other offices. Do not mail Stock Order Forms to Generations Bank. Faxes or copies of this form are not required to be accepted. PLEASE PRINT CLEARLY AND COMPLETE ALL APPLICABLE SHADED AREAS. READ THE ENCLOSED STOCK ORDER FORM INSTRUCTIONS (BLUE SHEET) AS YOU COMPLETE THIS FORM. SUBSCRIPTION (1) NUMBER OF SHARES PRICE PER SHARE (2) TOTAL PAYMENT DUE X$10.00 =$.00 Minimum Number of Shares: 25 ($250). Maximum Number of Shares: 30,000 shares for individual 60,000 shares for associate or group acting in concert (0.10% of the total number of shares in the offering). See Stock Order Form Instructions for more information regarding maximum number of shares. (4) METHOD OF PAYMENT – DEPOSIT ACCOUNT WITHDRAWAL The undersigned authorizes withdrawal from the Generations Bank/Generations Commercial Bank deposit account(s) listed below. There will be no early withdrawal penalty applicable for funds authorized on this form. Funds designated for withdrawal must be in the listed account(s) at the time this form is received. IRA and other retirement accounts held at Generations Bank/Generations Commercial Bank and accounts with check-writing privileges may NOT be listed for direct withdrawal below. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED. (3) METHOD OF PAYMENT – CHECK OR MONEY ORDER Enclosed is a personal check, bank check or money order made payable to Generations Bancorp in the amount of: $ .00 Cash, wire transfers and third party checks will not be accepted for this purchase. Checks and money orders will be cashed upon receipt. Generations Bank or Generations Commercial Bank line of credit checks may not be remitted as payment. (5) PURCHASER INFORMATIONACCOUNT INFORMATION – SUBSCRIPTION OFFERING Subscription Offering. Check the one box that applies, as of the earliest eligibility date, to theIf you checked box (a), (b) or (c) under “Subscription Offering,” please purchaser(s) listed in Section 9:provide the following information as of the eligibility date under which a.Depositors of Generations Bank or Generations Commercial Bank with aggregate balances of at leastpurchaser(s) listed in Section 9 below qualify in the Subscription Offering: $50.00 at the close of business on July 31, 2019. b.Depositors of Generations Bank or Generations Commercial Bank with aggregate balances of at least $50.00 at the close of business on . c.Depositors of Generations Bank with aggregate balances of at least $50.00 at the close of business on . Community Offering. If (a), (b) or (c) above do not apply to the purchaser(s) listed in Section 9, check the first box that applies to this order: d.You are a resident of the New York counties of Cayuga, Seneca, Ontario, or Orleans. e.Seneca-Cayuga Bancorp public stockholders as of the close of business on . f.You are placing an order in the Community Offering, but (d) and (e) does not apply. (6) MANAGEMENT Check if you are a Generations Bank, Generations Commercial Bank, Generations Bancorp NY, Inc., Seneca Cayuga Bancorp, Inc. or Seneca Falls Savings Bank, MHC: DirectorOfficerEmployeeImmediate family member, as defined in the Stock Order Form Instructions NOTE: NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING INCORRECT OR INCOMPLETE INFORMATION, COULD RESULT IN THE LOSS OF ALL OR PART OF ANY SHARE ALLOCATION. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED. (7) MAXIMUM PURCHASER IDENTIFICATION Check here if you, individually or together with others (see Section 8), are subscribing in the Subscription Offering for the maximum purchase allowed and are interested in purchasing more shares if the maximum purchase limitation(s) is/are increased. If you do not check the box, you will not be contacted and resolicited in the event the maximum purchase limitations are increased. (8) ASSOCIATES/ACTING IN CONCERT Check here if you, or any associate or persons acting in concert with you, have submitted other orders for shares in the Subscription Offering. If you check the box, list below all other orders submitted by you or your associates or by persons acting in concert with you. (this item 8, including definitions used herein, continued on reverse side of this form) (9) STOCK REGISTRATION The name(s) and address that you provide below will be reflected on your statement of ownership, and will be used for other communications related to this order. Please PRINT clearly and use full first and last name(s), not initials. If purchasing in the Subcription Offering, you may not add the name(s) of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. See Stock Order Form Instructions for further guidance. IndividualTenants in CommonUniform Transfer to Minors Act (for reporting SSN, use minor’s) Joint TenantsCorporationPartnershipTrust - Under Agreement Dated Other IRA (SSN of Beneficial Owner) - - First Name, Middle Initial, Last Name Reporting SSN/Tax ID No. First Name, Middle Initial, Last Name SSN/Tax ID No. Street Daytime Phone # City State Zip County (Important) Evening Phone # (10) ACKNOWLEDGMENT AND SIGNATURE(S) I acknowledge that, to be effective, this form, properly completed, together with full payment, must be received before 2:00 p.m. Eastern Time, on , 2020, otherwise this form and all subscription rights will be void. (this item 10 continued on reverse side of this form) ; ORDER NOT VALID UNLESS SIGNED ONE SIGNATURE REQUIRED, UNLESS SECTION 4 OF THIS FORM INCLUDES ACCOUNTS REQUIRING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, TRUSTEE, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE. Signature (title, if applicable)DateSignature (title, if applicable)Date STOCK ORDER FORM SEND OVERNIGHT PACKAGES TO: Stock Information Center c/o Keefe, Bruyette & Woods 18 Columbia Turnpike, Suite 100 Florham Park, NJ 07932 Call us toll-free, at 1-(877) xxx-xxxx

STOCK ORDER FORM – SIDE 2

(8) ASSOCIATES/ACTING IN CONCERT (continued from front of Stock Order Form)

Associate – The term “associate” of a person means:

(1)	any corporation or organization (other than Generations Bank or a majority-owned subsidiary of Generations Bank), of which the person is a senior officer, partner or 10% or greater beneficial stockholder;
(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and
(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Generations Bank.

Acting in concert – The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or
(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the sole discretion to determine whether prospective purchasers are associates or acting in concert. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the SEC with respect to Generations Bancorp NY, Inc. or other companies. Please see the Prospectus section entitled “The Conversion and Offering – Additional Limitations on Common Stock Purchases” for more information on purchase limitations.

(10) ACKNOWLEDGMENT AND SIGNATURE(S) (continued from front of Stock Order Form)

I acknowledge that, after receipt by Generations Bancorp NY, Inc., this Stock Order Form may not be modified or canceled without Generations Bancorp, Inc.’s consent, and that if withdrawal from a deposit account has been authorized, the authorized amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding]. I acknowledge that my order does not conflict with the overall purchase limitation of $600,000 in all categories of the offering combined, for any person or entity, together with any associate or group of persons acting in concert, as set forth in the plan of conversion and reorganization and the Prospectus dated ___________, 2020.

Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Subscription rights are only exercisable by completing and submitting a Stock Order Form, with full payment for the shares subscribed for. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, to the account of another.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

I further certify that, before purchasing the shares of the common stock of Generations Bancorp NY, Inc., I received the Prospectus dated ___________, 2020, and I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment, described by

Generations Bancorp NY, Inc. in the “Risk Factors” section, beginning on page 18. Risks include, but are not limited to the following:

Risks Related to Our Business

1.	Our loan portfolio has greater risk than those of many other savings institutions due to the substantial amount of automobile, recreational vehicle, manufactured homes and other consumer loans in our portfolio.
2.	We use third-party vendors to originate most of our automobile, recreational vehicle and manufactured home loans and expect to use a third-party to originate a portion of our one-to four-family residential real estate loans. Some of these relationships are new to Generations Bank.
3.	We are in a slow growth market area, and adverse economic conditions, especially those affecting our market area, could adversely affect our financial condition and results of operations.
4.	The economic impact of the Covid-19 outbreak could adversely affect our financial condition and results of operations.
5.	Customary means to collect nonperforming assets may be prohibited or impractical during the Covid-19 pandemic, and there is a risk that collateral securing a nonperforming asset may deteriorate if we choose not to, or are unable to, foreclose on collateral on a timely basis.
6.	As a result of the decline in cash flow that some of our borrowers have experienced as a result of Covid-19, some of those borrowers have been and may continue to seek payment deferments on their indebtedness and we may experience an increase in credit costs in 2020.
7.	Our commercial real estate and multifamily loans carry greater credit risk than loans secured by one- to four-family, owner-occupied real estate loans.
8.	The Federal Open Market Committee’s reduction in the target range for the federal funds rate to between 0.0% and 0.25% in March 2020 to help mitigate the effects of the Covid-19 recession will likely have an adverse effect on our 2020 operating results.
9.	To the extent we have sufficient net proceeds, we intend to invest up to $10.0 million of the net proceeds from the stock offering in Generations Bank and as a result, on an unconsolidated basis, Generations Bancorp may have very limited funds in the years immediately after the conversion to pay dividends or conduct share repurchases.
10.	A continuation of the historically low interest rate environment may adversely affect our net interest income and profitability.
11.	The Covid-19 recession may have other adverse effects on our operating results for the year ending December 31, 2020 and possibly beyond.
12.	We may experience additional expense and reputational risk arising out of our origination of PPP loans if one or more companies, individuals or public officials allege that we acted unfairly in connection with PPP lending, including by choosing not to process certain PPP applications or in favoring our customers over other eligible PPP borrowers.
13.	Changes in interest rates may have an adverse effect on our profitability.
14.	If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.
15.	A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.
16.	Our cost of operations is high relative to our revenues.
17.	Municipal deposits are price sensitive and could result in an increase in interest expense or funding fluctuations.
18.	Strong competition within our market area may limit our growth and profitability.
19.	We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.
20.	Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.
21.	We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.
22.	We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.
23.	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.
24.	Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.
25.	We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.
26.	We are subject to environmental liability risk associated with lending activities or properties we own.
27.	We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

Risks Related to the Offering

28.	The future price of our shares of common stock may be less than the $10.00 purchase price per share in the offering.
29.	Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.
30.	We do not intend to pay dividends on our common stock and we might not have the requisite amount of capital to engage in share repurchases.
31.	Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.
32.	Our stock-based benefit plans will increase our expenses and reduce our income.
33.	The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.
34.	We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.
35.	Various factors may make takeover attempts more difficult to achieve.
36.	Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.
37.	There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.
38.	You may not revoke your decision to purchase Generations Bancorp common stock in the subscription or community offerings after you send us your order.
39.	Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.
40.	The distribution of subscription rights could have adverse income tax consequences.

By executing this form, I acknowledge that I am not waiving any rights under federal or state securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

See Front of Stock Order Form

GENERATIONS BANCORP

STOCK INFORMATION CENTER: 1-(XXX) XXX-XXXX

STOCK ORDER FORM INSTRUCTIONS – SIDE 1

Sections (1) and (2) – Number of Shares and Total Payment Due. Indicate the number of shares that you wish to subscribe for and the Total Payment Due. Calculate the Total Payment Due by multiplying the number of shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum allowable purchase by an individual or individuals acting through a single qualifying account held jointly, is 30,000 shares ($300,000). Further, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 60,000 shares ($600,000) in all categories of the offering combined. Current Seneca-Cayuga Bancorp stockholders are subject to these purchase limitations and an overall ownership limitation. Please see the Prospectus section entitled “The Conversion and Offering – Additional Limitations on Common Stock Purchases” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.

Section (3) – Method of Payment – Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order made payable directly to Generations Bancorp. Funds will be deposited upon receipt. The funds remitted by personal check must be available within the account(s) when your Stock Order Form is received. Indicate the amount remitted. Interest will be calculated at a rate of 0.10% per annum from the date payment is processed until the stock offering is completed or terminated, at which time the purchaser will be issued a check for interest earned. Please do not remit cash, a Generations Bank or Generations Commercial Bank line of credit check, wire transfers or third party checks as payment.

Section (4) – Method of Payment – Deposit Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your Generations Bank or Generations Commercial Bank account(s). Indicate the account number(s) and the amount(s) you wish withdrawn. Attach a separate page, if necessary. Funds designated for withdrawal must be available within the account(s) at the time this Stock Order Form is received. Upon receipt of this order, we will place a hold on the amount(s) designated by you – the funds will be unavailable to you for withdrawal thereafter. The funds will continue to earn interest within the account(s) at the account’s contractual rate. The interest will remain in the accounts when the designated withdrawal is made, at the completion of the offering. There will be no early withdrawal penalty for withdrawal from a Generations Bank certificate of deposit (CD) account. Note that you may NOT designate accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Additionally, you may not designate direct withdrawal from a Generations Bank IRA or other retirement accounts. For guidance on using retirement funds, whether held at Generations Bank or elsewhere, please contact the Stock Information Center as soon as possible – preferably at least two weeks before the [date] offering deadline. See the Prospectus section entitled “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Using Individual Retirement Account Funds.” Your ability to use retirement account funds to purchase shares cannot be guaranteed and depends on various factors, including timing constraints and the institution where those funds are currently held.

Section (5) – Purchaser Information. Please check the one box that applies to the purchaser(s) listed in Section 9 of this form. Purchase priorities in the Subscription Offering are based on eligibility dates. Boxes (a), (b) and (c) refer to the Subscription Offering. If you checked box (a), (b) or (c) list all Generations Bank or Generations Commercial Bank deposit account numbers that the purchaser(s) had ownership of as of the applicable eligibility date. Include all forms of account ownership (e.g. individual, joint, IRA, etc.). If purchasing shares for a minor, list only the minor’s eligible accounts. If purchasing shares for a corporation or partnership, list only that entity’s eligible deposit accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription. Boxes (d), (e) and (f) refer to the Community Offering. Orders placed in the Subscription Offering will take priority over orders placed in the Community Offering. See the Prospectus section entitled “The Conversion and Offering” for further details about the Subscription and Community Offerings.

Section (6) – Management. Check the box if you are a Generations Bank, Generations Commercial Bank, Generations Bancorp NY, Inc., Seneca-Cayuga Bancorp, Inc. or Seneca Falls Savings Bank, MHC director, officer or employee, or a member of their immediate family. Immediate family includes spouse, parents, siblings and children who live in the same house as the director, officer or employee.

Section (7) – Maximum Purchaser Identification. Check the box, if applicable. Failure to check the box will result in you not receiving notification in the event the maximum purchase limit(s) is/are increased. If you checked the box but have not subscribed for the maximum amount in the subscription offering, you will not receive this notification.

Section (8) – Associates/Acting in Concert. Check the box, if applicable, and provide the requested information. Attach a separate page if necessary.

Section (9) – Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock ownership statement. Each Stock Order Form will generate one stock ownership statement, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. If placing an order in the Subscription Offering, you may not add the names of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock for tax reporting purposes. Listing at least one phone number is important in the event we need to contact you about this form. NOTE FOR FINRA (Formerly NASD) MEMBERS: If you are a member of the Financial Industry Regulatory Authority (“FINRA”), formerly the National Association of Securities Dealers (“NASD”), or a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this subscription in writing to the applicable department of the FINRA member firm within one day of payment thereof.

(over)

GENERATIONS BANCORP

STOCK INFORMATION CENTER: 1-(XXX) XXX-XXXX

STOCK ORDER FORM INSTRUCTIONS – SIDE 2

Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock ownership statements. Beneficiaries may not be named on stock registrations. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.” or “Mrs.” Check the one box that applies.

Owning Stock Individually – Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the individual named in Section 9 of the Stock Order Form must have been an eligible depositor at Generations Bank or Generations Commercial Bank at the close of business on July 31, 2019, ________ or ___________.

Owning Stock Jointly – To qualify in the Subscription Offering, the persons named in Section 9 of the Stock Order Form must have been an eligible depositor at Generations Bank or Generations Commercial Bank at the close of business on July 31, 2019, _______ or __________.

Joint Tenants – Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the sale of shares.

Tenants in Common – May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the sale of shares.

Owning Stock as Custodian for a Minor – Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 9 of the Stock Order Form must have been an eligible depositor at Generations Bank or Generations Commercial Bank at the close of business on July 31, 2019, ________ or ________. The standard abbreviation for custodian is “CUST.” The standard abbreviation for the Uniform Transfer to Minors Act is “UTMA.” Include the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the New York Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-NY (list only the minor’s social security number).

Owning Stock by a Corporation/Partnership – On the first name line, indicate the name of the corporation or partnership and indicate the entity’s Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 9 of the Stock Order Form must have been an eligible depositor at Generations Bank or Generations Commercial Bank at the close of business on July 31, 2019, ______ or _______.

Owning Stock in a Trust/Fiduciary Capacity – Indicate the name of the fiduciary and the capacity under which the fiduciary is acting (for example, “Executor”), or name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 9 of the Stock Order Form must have been an eligible depositor at Generations Bank or Generations Commercial Bank at the close of business on July 31, 2019, ________ or _________.

Owning Stock in a Self-Directed IRA (for trustee/broker use only) – Registration should reflect the custodian or trustee firm’s registration requirements. For example, on the first name line, indicate the name of the brokerage firm, followed by CUSTODIAN or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO John Smith IRA”). You can indicate an account number or other underlying information and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock ownership statement. Indicate the TAX ID Number under which the IRA account should be reported for tax purposes. To qualify in the Subscription Offering, the beneficial owner named in Section 9 of this form must have been an eligible depositor at Generations Bank at the close of business on July 31, 2019, _________ or _______.

Section (10) – Acknowledgment and Signature(s). Sign and date the Stock Order Form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment. Verify that you have printed clearly and completed all applicable shaded areas on the Stock Order Form. Only one signature is required, unless any account listed in Section 4 requires more than one signature to authorize a withdrawal.

Please review the Prospectus carefully before making an investment decision. Deliver your completed original Stock Order Form, with full payment or deposit account withdrawal authorization, so that it is received (not postmarked) before [INSERT TIME AND DATE]. Stock Order Forms may be delivered by using the enclosed postage-paid Stock Order Reply Envelope, by overnight delivery to the Stock Information

Center address on the front of the Stock Order Form, or by hand-delivery to Generations Bank’s executive office located at 20 East Bayard Street, Seneca Falls, New York. Hand- delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other offices. Please do not mail Stock Order Forms to Generations Bank. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, or that do not include proper payment or the required signature. Faxes or copies of this form are not required to be accepted.

OVERNIGHT DELIVERY can be made to the Stock Information Center address provided on the front of the Stock Order Form.

QUESTIONS? Call our Stock Information Center, toll-free, at ________, between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is not open on bank holidays.